UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RedEnvelope, Inc.

(Name of Registrant as Specified In Its Charter)

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     The following materials were mailed to stockholders of RedEnvelope, Inc. beginning on August 2, 2004.

August 2, 2004

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of RedEnvelope, Inc. at 9:00 am, local time, on August 27, 2004 at the Old Federal Reserve Building, located at 301 Battery Street, San Francisco, California 94111. At the meeting we will elect directors, ratify the Company’s choice of independent registered public accounting firm and conduct any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

Enclosed with this letter is our notice of meeting, proxy statement and WHITE proxy card with detailed information about the meeting, the election of directors, our Board’s nominees for directors and other information concerning the Company. Also enclosed is our fiscal 2004 Annual Report. We urge you to read this information carefully.

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign, date and return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-paid envelope.

We would like to bring to your attention several key factors for your consideration as you elect directors:

•	The Company is executing a well-designed business strategy to grow its business that we fully support. We also believe that the Company’s financial position is sound and that its prospects for growth are excellent.

•	Four stockholders, who together hold less than nine percent of the Company’s stock, led by Scott Galloway (the “Galloway Group”), have announced that they will start an expensive proxy fight to seize control of your Company by replacing the entire Board, except Mr. Galloway himself. They have also said they will replace your CEO, and further senior management departures are very likely to follow. We believe this sweeping and sudden change in the Company’s leadership would have disastrous consequences for your Company, and we urge you not to sign any proxy card that the Galloway Group sends you.

•	The Galloway Group does not appear to have a clear strategy for managing the Company.

•	The Galloway Group proposes to name as interim CEO one of their director candidates, a former CEO of RedEnvelope, whose tenure was marked by heavy financial losses. This individual has no experience as an officer or director of a public company, and none of the Group’s other director nominees, aside from Mr. Galloway himself, has any experience operating or guiding the Company.

For these reasons, your Board believes that election of the Galloway Group’s candidates is not in your best interests as a stockholder, and we urge you not to return any proxy card that this Group may send you. If you have already returned a proxy card supplied by the Galloway Group, the Board urges you to revoke that proxy card by completing, signing and returning the enclosed WHITE proxy card in the envelope provided.

The Company’s Strategy

The Company has a strategy that we believe will further increase sales, improve our healthy gross margins and drive the Company to profitability. This strategy is to be a specialty retailer of affordable luxury gifts and to grow our business primarily through online sales.

Distinctive products are the foundation of our strategy. Over the last year, the Company has transformed itself from a “buying” company into a product development company. It has assembled a talented team of designers, merchants and sourcing experts who have accelerated the evolution of RedEnvelope’s product line. For our customers, this means new collections of unique gifts with clean lines, fresh colors and a modern, sophisticated style.

We believe RedEnvelope customers like the new direction. For Mother’s Day, 35% of our top 20 best-sellers were designed in-house and 65% of the top 20 were exclusive to RedEnvelope. For Father’s Day, 35% of the top 20 were in-house designs and 80% were exclusives. More new products will appear this Fall and Holiday, and by Spring, we currently expect that 60% of our catalog products will be in-house designs (up from 35% last Holiday).

Cost-Effective Marketing will attract new and repeat customers. The Company has recently completed detailed market research to identify the most effective means of targeting those new and repeat customers most likely to purchase gifts at RedEnvelope. Based on this research, the Company intelligently allocates its marketing dollars among search, portals, affiliates, catalog, email, public relations, along with traditional advertising. The Company’s new print and outdoor ad campaigns are designed to reach out to new customers while reinforcing its relationship with its loyal customer base.

The Company has improved operations.

Fulfillment. There is no question that the Company stumbled operationally last Holiday season. However, we believe key investments in people and infrastructure have corrected the problem: based on the Company’s sampling, its fulfillment accuracy rate for its last big sales events —Valentines Day, Mother’s Day and Father’s Day—has been better than 99%; its average personalization turnaround time for Mother’s Day and Father’s Day was one day; and product returns and customer service calls due to operational errors were down significantly. Ongoing projects to implement new warehouse management software and materials handling systems will allow the Company to improve the efficiency and scalability of its fulfillment operations.

Personalization. The Company’s fulfillment center, however, is much more than a warehouse: it is a key component of our strategy because it allows us to provide a personalized gift experience through embroidery, engraving and debossing, gift assembly, high quality gift wrap with hand-tied ribbons, and planned initiatives in nextgeneration personalization such as custom thank-you cards and digital imagery. These “high touch” services are vital to our success because they help the gift-giver communicate caring and thoughtfulness to the recipient.

I.T. Infrastructure. The Company is making key investments in its information technology infrastructure to improve the efficiency of its growing business, provide a richer shopping experience and support innovations, such as next-generation personalization.

We should keep our experienced leadership team. We believe that your Board has the right expertise in marketing, operations, luxury retailing, technology, finance, accounting and corporate governance to direct and oversee the management of RedEnvelope. In addition, your Board also has the continuity and experience with RedEnvelope that the Company needs. We have full confidence in Alison May, who has assembled an excellent team of talented, experienced employees to build long-term stockholder value.

We practice good corporate governance. We believe that in today’s market good corporate governance is critical to ensuring shareholders’ confidence in their investment. The Company’s board is comprised of independent outside directors, with the customary exception that our Chief Executive also serves on the board. Similarly, all of your Board’s key committees, including the nominating committee, consist of independent outside directors. Moreover, like many leading companies in the area of corporate governance, our board is presided over by a non-executive chairman. Finally, the Company has not adopted a poison pill or a classified (staggered) board, which are typical of companies with entrenched officers and directors.

Sales are growing, already healthy gross margins are increasing and our balance sheet is strong. Most recently during Q1’05, the Company continued to demonstrate momentum in its operating results. Year over year revenues increased 19.2%. Gross margins increased on a year over year basis to 53.2% from 48.9%. Net loss as a percentage of revenue decreased from (6.8%) to (4.5%). The Company’s balance remains strong with just over $29 million in cash and short-term investments and zero debt outstanding. The Galloway Group appears to have simply chosen to ignore these positive facts regarding the Company’s performance.

The Company could direct its growth in many different directions —stores, more catalogs, licensing— and these could be opportunities it pursues someday. The Company has carefully evaluated several potential acquisitions and will continue to do so when opportunities arise; however, we do not believe that acquiring businesses simply to bulk up revenue will bring long-term benefits to the Company or its stockholders.

People are changing the way they shop and are choosing online commerce in increasing numbers. The Company’s focus is on helping these online shoppers find the perfect gift.

The Galloway Group

Background. After the operational stumble and poor results of the third quarter of the last fiscal year, Mr. Galloway expressed a strong opinion that the Company should embark on a new strategy, which included removal of its CEO. Your Board carefully listened to Mr. Galloway’s arguments, discussed this matter with him at length on several occasions and deliberated this issue, but, in the end, did not agree with his approach. Having failed to persuade the other six members of your Board to remove the Company’s CEO , Mr. Galloway has now begun an expensive proxy battle to replace his fellow directors.

What is the Galloway Group’s plan? In asking you to replace the Company’s leadership shortly before the critical Holiday season, the Galloway Group is asking you to trust in three things to turn sudden and wrenching change into financial success: its management, its strategy, and the oversight of its board of directors.

RedEnvelope lost $42 Million while McClanan was CEO. The only management team member the Group has so far proposed is its “interim CEO,” Martin McClanan. Mr. McClanan has never been an officer or director of a public company, but he was the CEO of RedEnvelope from February 2000 until May 2002. The Company lost approximately $42 million during Mr. McClanan’s tenure. We have grave doubts about Mr. McClanan’s ability to be the lynchpin of the Galloway Group’s plan.

The Galloway Group has no clear strategy. The Galloway Group’s strategy is vaguely expressed and not explained. Long on empty jargon and short on substance, the Group provides only the briefest outline of exactly how their new leadership will build stockholder value around the “key themes” of “intelligent growth” and “operational excellence.” Specific action items are no more enlightening than “Continue to test other direct response mediums” and “Ensure fulfillment and customer service deliver the brand promise.” We believe our stockholders deserve a more thoughtful approach.

Galloway is evading the evaluation process for new directors. We find it troubling that Mr. Galloway chose to bypass the thoughtfully developed procedures for evaluating director candidates and instead has started a costly proxy fight. The three independent directors on the nominating committee evaluate the qualifications of current and prospective directors and recommend candidates for nomination by the full Board. Although Mr. Galloway repeatedly insisted on adding new Board members, he declined to submit names of candidates to the nominating committee as invited. He did not name his slate until July 14 after he had announced his proxy fight.

The wholesale replacement of a Company’s leadership would be extremely risky, even with highly qualified new management, a thorough and thoughtfully developed strategy and a carefully chosen board. We believe that taking this precipitous action to install weak provisional management with no clear strategy overseen by a board comprised largely of strangers to the Company would inevitably lead to disaster for the Company and its stockholders.

Again, your vote is very important. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed WHITE proxy card as promptly as possible in the enclosed postage-paid envelope. We also strongly recommend that you not sign any proxy card sent by the Galloway Group.

We thank you for your continued support.

Sincerely yours.

/s/ Michael Moritz	/s/ Karen Edwards
Michael Moritz	Karen Edwards
Chairman of the Board	Director

/s/ Alison L. May	/s/ Charles Heilbronn
Alison L. May	Charles Heilbronn
Director, President and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Michael Dunn	/s/ Daniel R. Lyle
Michael Dunn	Daniel R. Lyle
Director	Director

Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. We undertake no responsibility to update those statements..

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